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Exhibit 4.11

FIFTH AMENDMENT
to
CREDIT AGREEMENT

by and among

WHITTIER ENERGY COMPANY, WHITTIER OPERATING, INC.
and
COMPASS BANK

        This Fifth Amendment ("Fifth Amendment") to that certain Credit Agreement dated July 17, 2002 by and among WHITTIER ENERGY COMPANY, a Nevada corporation ("Whittier Energy"), and WHITTIER OPERATING, INC., a Texas corporation ("Whittier Operating") (collectively, the "Borrower") and COMPASS BANK, an Alabama state chartered bank (the "Bank") is entered into this 22nd day of June 2004.

W I T N E S S E T H:

        Whereas, Borrower and Bank entered into that certain Credit Agreement dated July 17, 2002, as amended by the First Amendment thereto dated March 10, 2003, the Second Amendment thereto dated September 9, 2003, the Third Amendment thereto dated April 15, 2004, and the Fourth Amendment thereto dated May 12, 2004 (the "Credit Agreement").

        Whereas, Borrower has requested that Bank amend the Credit Agreement and Bank has agreed to such amendments to the Credit Agreement subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

        I.    Specific Amendments to Credit Agreement.

        Article I of the Credit Agreement is hereby amended by revising the following defined term in its entirety to read as follows:

          "Letter(s) of Credit" means, individually and collectively, any Standby Letter(s) of Credit and/or Hedging Letter(s) of Credit.

          "Loan Documents" means this Agreement and all promissory notes, security agreements, guaranties, Letters of Credit, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

        Article I of the Credit Agreement is hereby amended by adding the following definitions thereto:

          "Fifth Amendment" means the Fifth Amendment to this Agreement executed by Borrower and Bank on June 22, 2004.

          "Hedging Letter(s) of Credit" means, individually and collectively, any letter(s) of credit issued by Bank pursuant to Section 2.11(b) of this Agreement.

          "Standby Letter(s) of Credit" means, individually and collectively, any letter(s) of credit issued by Bank pursuant to Section 2.11(a) of this Agreement.

        Section 2.11, Letters of Credit, of the Credit Agreement is hereby amended in its entirety to read as follows:

          2.11    Letters of Credit.    Subject to the terms and conditions of this Agreement, the Bank may issue Letters of Credit from time to time following receipt, at least three (3) Business Days prior to the requested date of issuance, of Bank's then-current form of application for a Letter of Credit properly completed by Borrower. Letters of Credit shall be governed by the terms of this Agreement, and Borrower's obligation to repay the amounts drawn thereunder will be secured by the Security Instruments. If there is any conflict between the terms of any Letter of Credit application accepted by the Bank and the terms of this Agreement, the terms of this Agreement shall control. No Letter of Credit shall have an expiration date that is later than one year from the date of its issuance, or, if sooner, beyond the Maturity Date, except as otherwise expressly agreed by Bank as evidenced by its issuance of a Letter of Credit having a later expiration date.

            (a)    Standby Letters of Credit.    The Bank agrees to issue standby letters of credit ("Standby Letters of Credit") for the account of the Borrower in such amount as the Borrower may request, not to exceed an aggregate amount outstanding equal to the unborrowed portion of the Revolving Commitment. The amount available to be drawn as Loans under the Revolving Commitment shall be reduced by the aggregate face amount of the outstanding Standby Letters of Credit issued pursuant to this Section 2.11(a).

            (b)    Hedging Letters of Credit.    Borrower may request and Bank may issue, but shall not be obligated to issue, in such amount as the Borrower may request and Bank may agree, Letters of Credit to secure Borrower's obligations to its counterparty under any Hedging Transaction ("Hedging Letters of Credit"), in an aggregate amount outstanding not to exceed Five Hundred Thousand Dollars ($500,000). The amount of Hedging Letters of Credit shall not reduce the amount available to be drawn under the Revolving Commitment, except to the extent such Letters of Credit are drawn upon and not repaid pursuant to Section 2.12.

        Section 2.12, Repayment of Letters of Credit, of the Credit Agreement is hereby amended in its entirety to read as follows:

          2.12    Repayment of Letters of Credit.    If drawn upon by the beneficiary of a Letter of Credit, all amounts so drawn shall be due and payable by the Borrower immediately upon receipt of Bank's request therefor, and until such repayment, the amount so drawn may, at the option of Bank, be treated as the advance of a Loan hereunder.

        Section 8.02, Survival of Representations, Warranties and Covenants, of the Credit Agreement is hereby amended in its entirety to read as follows:

          8.02    Survival of Representations, Warranties and Covenants.    All representations and warranties of Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and this Agreement and shall remain in force and effect so long as: (i) any debt is outstanding under the Note, or any renewal or extension of this Agreement or the Note, (ii) Bank remains obligated to make advances hereunder, or (iii) any Letter of Credit issued pursuant to Section 2.11 hereof remains outstanding. Notwithstanding anything else in this Agreement or any of the Security Instruments to the Contrary, if any Letter(s) of Credit issued pursuant to Section 2.11 hereof remain outstanding at a time when all other Obligations of Borrower to Bank have been fully paid and performed, this Agreement and the Security Instruments shall nevertheless remain in force and effect until all such Letter(s) of Credit have expired by their terms, or until the Bank's exposure under such Letter(s) of Credit has been secured by cash collateral or other collateral acceptable to the Bank and on terms and conditions satisfactory to the Bank, in its sole discretion.

        II.    Conditions Precedent in Connection with the Fifth Amendment.    The obligation of Bank to enter into the Fifth Amendment is subject to satisfaction of the following conditions precedent:

          (a)    Receipt of Fifth Amendment.    Bank shall have received multiple counterparts of the Fifth Amendment, as requested by Bank.

          (b)    Accuracy of Representations and Warranties and No Event of Default.    The representations and warranties contained in Article IV of the Credit Agreement shall be true and correct in all material respects on the date of the Fifth Amendment with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing.

          (c)    Legal Matters Satisfactory to Special Counsel to Bank.    All legal matters incident to the consummation of the transactions contemplated by the Fifth Amendment shall be satisfactory to the firm of Porter & Hedges, L.L.P., special counsel for Bank.

          (d)    No Material Adverse Change.    No material adverse change shall have occurred since the date of the Credit Agreement in the condition, financial or otherwise, of Borrower.

        III.    Reaffirmation of Representations and Warranties.    To induce Bank to enter into this Fifth Amendment, Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Credit Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

          (a)   The execution and delivery of this Fifth Amendment and the performance by Borrower of its obligations under this Fifth Amendment are within Borrower's Corporate Power, have been duly authorized by all necessary Corporate Action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Governing Documentation of Borrower or of any agreement binding upon Borrower.

          (b)   The execution and delivery of the Loan Documents to which Parent Company is a party and the performance by Parent Company of its obligations under such Loan Documents are and will be within Parent Company's Corporate Power, have been duly authorized by all necessary Corporate Action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Governing Documentation of Parent Company or of any agreement binding upon Parent Company.

          (c)   The Credit Agreement as amended by this Fifth Amendment, represents the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The Loan Documents to which Parent Company is a party represent and will represent the legal, valid and binding obligations of Parent Company, enforceable against Parent Company in accordance with their terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          (d)   No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

        IV.    Defined Terms.    Except as amended hereby, terms used herein that are defined in the Credit Agreement shall have the same meanings in this Fifth Amendment.

        V.    Reaffirmation of Credit Agreement.    This Fifth Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as hereby amended, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

        VI.    Entire Agreement.    The Credit Agreement, as hereby amended, embodies the entire agreement between Borrower and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Credit Agreement as hereby amended and the other documents previously executed or executed of even date herewith.

        VII.    Governing Law.    THIS FIFTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Fifth Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Fifth Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

        VIII.    Severability.    Whenever possible each provision of this Fifth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Fifth Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Fifth Amendment.

        IX.    Execution in Counterparts.    Each party hereto acknowledges that this Agreement may be executed in several counterparts by each party at different times and in different locations; that each separate counterpart bearing the signature of any party may be effectively delivered to the other parties by the delivery of an electronic facsimile sent via telecopier; that each party so delivering any such counterpart shall be bound by its facsimile signature thereon; and that the signature pages from counterparts signed by each party may be collated into one or more copies of this agreement, which shall constitute one and the same agreement among all parties hereto.

        X.    Section Captions.    Section captions used in this Fifth Amendment are for convenience of reference only, and shall not affect the construction of this Fifth Amendment.

        XI.    Successors and Assigns.    This Fifth Amendment shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank, and the respective successors and assigns of Bank.

        XII.    Non-Application of Chapter 346 of Texas Finance Codes.    In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Credit Agreement as hereby amended or any other Loan Document or the transactions contemplated hereby.

        XIII.    Notice.    THIS FIFTH AMENDMENT TOGETHER WITH THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be effective as of the day and year above written.

BORROWER:
WHITTIER OPERATING, INC., a Texas corporation
By:	/s/ MICHAEL B. YOUNG Michael B. Young Chief Financial Officer
WHITTIER ENERGY COMPANY, a Nevada corporation
By:	/s/ MICHAEL B. YOUNG Michael B. Young Chief Financial Officer
BANK:
COMPASS BANK
By:	/s/ KATHLEEN J. BOWEN Kathleen J. Bowen Senior Vice President

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  Exhibit 4.11
FIFTH AMENDMENT to CREDIT AGREEMENT by and among WHITTIER ENERGY COMPANY, WHITTIER OPERATING, INC. and COMPASS BANK